Exhibit 99.1

    press release
For further information contact:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com

Tecogen Announces First Quarter Earnings
Backlog rises to $11 million

WALTHAM, Mass., May 15, 2014, Tecogen Inc., a manufacturer and installer of high efficiency, Ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use, reported revenues of $4,215,757 in the first quarter of 2014, compared to $4,046,318 for the same period in 2013, an increase of 4.2%.

Major Highlights:

Financial

•	Sales backlog of equipment and installations was $11 million at the end of the first quarter.

•	Gross profit for the three months ended March 31, 2014 were $1,426,226 compared to $1,111,964 for the same period in 2013, an increase of 28.3%.

•	Gross margins improved to 34% from 27% for the quarter ended March 31, 2014 compared to the same period in 2013.

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Gross margins improved to 35% for equipment sales and 39% for installation and maintenance services, from gross margins of 32% and 36% in the 4th quarter, respectively. This margin improvement was despite difficult installations in new markets.

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Operating Expenses grew to $2,473,746 from $2,071,073 with increased expenses related to sales and research and development. The increase included customer development costs, higher research and development expense, and administrative expense increases associated with taking the company public.

•	Net loss for the three months ended March 31, 2014 was $1,020,045 compared to $860,393 for the same period in 2013. Our goal is for operations to be profitable by year end.

•	Net loss per share was $0.07 for the three months ended March 31, 2014 and 2013.

Sales & Operations

•	86% of units sold will be serviced under our factory maintenance agreements.

•	66% of all unit sales were sold as turnkey installations which include components and engineering services in addition to the base unit.

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Tecogen presented the Ultra Retrofit Kit product line, featuring Tecogen’s patented Ultra-low emissions technology, to the municipal water districts of southern California during a professionally accredited seminar hosted by the Southern California Gas Company.  Success with the pilot retrofit project on a natural gas engine driven water pump in the Eastern Municipal Water District was discussed.

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Tecogen introduced the Water Sourced Ilios Heat Pump at the annual International Air-Conditioning, Heating, Refrigeration Exposition held in New York City in January.  This unit offers both hot water and chilled water simultaneously, therefore increasing savings even more than the air sourced unit. It can also use low-grade waste heat as well as geothermal/groundwater as a “free” energy source.

About Tecogen

Tecogen manufactures, installs and maintains high efficiency, Ultra-clean Combined Heat and Power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

FORWARD-LOOKING STATEMENTS This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media Contact Information:
Melinda M. Furse
Tecogen Inc.
P: 781-466-6444
E: melinda.furse@tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com